FORM 15

             [Adopted in Release No.34-20784 (83,508) March 22, 1984
                    effective march 30, 1984 49 F.R. 12688.]

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                     FORM 15
          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
           Suspension of Duty to File reports Under sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.
                             Commission File Number  1-11691
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                             Cusa Technologies, Inc.
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             (Exact name of registrant as specified in its charter)

       986 West Atherton Drive, Salt Lake City, Utah 84123 (801) 263-1840
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       (Address, including zip code, and telephone number, including area code, of registrant's Principal executive offices)

                                      None
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      (Titles of all other classes of secur ities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(a)(I)     [X]         Rule 12h-3(b)(1)(ii)      [ ]
          Rule 12g-4(a)(1)(ii)    [ ]         Rule 12h-3(b)(2)(i)       [ ]
          Rule 12g-4(a)(2)(i)     [ ]         Rule 12h-3(b)(2)(ii)      [ ]
          Rule 12g-4(a)(2)(ii)    [ ]         Rule 15d-6                [ ]
          Rule 12h-3(b)(1)(I)     [ ]

Approximate number of holders of record as of the certification or notice date:

18,451,599
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     Pursuant to the  requirements of the Securities  Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  April 30, 1998                         BY: /s/ Richard N. Beckstrand
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Instruction:  This  form is  required  by Rules  12g-4,  12h-3  and 15d-6 of the general Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission Three copies of Form 15, one of which shall be manually signed. It may be signed by an office of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.